EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2‑77590, No. 2‑95258, No. 033‑00661, No. 333‑54560, No. 333‑105527, No. 333‑130382, No. 333‑174783, No. 333‑186094, and No. 333‑189384, each on Form S‑8, and Registration Statement No. 333‑181590 on Form S‑3, of our reports dated February 23, 2017, relating to the consolidated financial statements and financial statement schedule of Kate Spade & Company (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10‑K of Kate Spade & Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 23, 2017